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                                                                  Exhibit 10.67


                                  SERAGEN, INC.
                                 97 South Street
                               Hopkinton, MA 01748

                                                                November 6, 1996

Mr. George W. Masters
16 Brown Street
Falmouth, ME 04105

     Re:  Retirement and Consulting Agreement
          -----------------------------------


Dear George:

     Reference is made to the Letter Agreement dated March 18, 1993 between Seragen, Inc. ("Seragen") and you (the "Agreement"). This letter will set forth our understanding regarding the termination of your employment under the Agreement and as an employee of Seragen.

     1. Seragen and you have agreed upon the termination of your employment with Seragen.

     2. Your last day of employment will be November 6, 1996. On that date, you will deliver to Seragen (a) a resignation as Vice Chairman, Chief Executive Officer, President and a director of Seragen, effective as of the date hereof,
(b) a resignation as President and a director of Seragen Technology, Inc., effective as of the date hereof, and (c) a resignation as a director of Seragen Biopharmaceuticals, Ltd. ("SBL"), effective as of the next meeting of SBL's board of directors.

     3. Seragen will continue to pay for all insurance and other employee benefits being provided by Seragen to you on the date hereof through December 31, 1997, provided that if your consulting arrangement is terminated during the Additional Consultive Period, your benefits shall continue for a period of 90 days after notice of termination or, if earlier, until December 31, 1997.

     4. (a) It is agreed that you will be paid your deferred bonus for fiscal year 1995 in the amount of $30,000 after January 1, 1997 and not later than January 7, 1997.

        (b) You have agreed to act as a consultant to Seragen for the period beginning November 6, 1996 and ending December 31, 1996 (the "Initial Consulting Period"). Your compensation will be at the rate of $12,500 per month during the Initial Consulting Period, but neither you nor Seragen have any obligation for any fixed number of days of consulting.


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          (c) You have agreed to act as a consultant to Seragen for an additional period beginning January 1, 1997 and ending December 31, 1997 (the "Additional Consulting Period"). Your compensation during the Additional Consulting Period will be at the rate of $5,000 per month, but neither you nor Seragen have an obligation for any fixed number of days of consulting. Either party may terminate the consulting arrangement during the Additional Consulting Period upon 30 days' prior written notice to the other party, and Seragen shall have no obligation to pay further compensation under this Section 4(c) after the date of such termination.

          (d) You will also be reimbursed for out-of-pocket expenses incurred in connection with such consulting at the request or with the approval of Seragen upon presentation of itemized statements accompanied by receipts.

          (e) Your consulting services pursuant to Sections 4(b) and 4(c) shall consist primarily of participating at the direction of and with the prior approval of the Chief Executive Officer of Seragen in possible discussions regarding the merger of Seragen with, or the sale of all or substantially all of its assets to, another entity. If such a merger or sale of assets is consummated and you actively participated in the consummation of such transaction, Seragen agrees to pay you a fee of $100,000 upon the closing of such transaction.

          (f) Within thirty (30) days after the date hereof, the Company will grant to you non-qualified stock options under the Seragen, Inc. 1992 Long Term Incentive Plan (the "Plan") to purchase 50,000 shares of the Company's common stock, $.01 par value, at an exercise price equal to $5.00 per share. The options shall become exercisable 50% on the date of grant and 50% on the first anniversary of the date of grant. The options shall terminate ten years after the date of grant.

     5. You will return to Seragen, on or before December 31, 1997, all property and documents of Seragen in your custody and possession.

     6. In consideration of the covenants set forth herein, and more particularly the monies and benefits to be provided to you, and Seragen's release of you, and other good and valuable consideration, you, your agents, heirs, legatees, successors and assigns (collectively hereinafter the "Employee-Releasors"), hereby irrevocably and unconditionally release, remise, and forever discharge Seragen, its divisions, subsidiaries and affiliates, and its and their respective owners, stockholders, agents, directors, officers, employees, representatives, attorneys, and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them, (collectively hereinafter the "Seragen-Releasees"), of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively "Claims"), which Employee-Releasors had, now have, or hereafter may have against the Seragen-Releasees or any of

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them from the beginning of time to the date of this Agreement arising from or related to Employee's relationship with Seragen as an employee, officer, director or shareholder, or the termination thereof including, without limitation: (i) Claims under the following statutes (as enacted and amended): the Massachusetts Wage Statute, M.G.L. c.149, the Massachusetts Fair Employment Practices Statute, M.G.L. c.15lB, the Massachusetts Equal Rights statute, M.G.L. c.93, [Section] 102; the Massachusetts Workers Compensation Statute, M.G.L. c. 152, the Age Discrimination in Employment Act, 29 U.S.C. [Section] 621 ET SEQ., the Civil Rights Act of 1964, 42 U.S.C. [Section] 2000e-l ET SEQ., the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans With Disabilities Act, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act; (ii) Claims for wrongful discharge, breach of express or implied contract, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence; or (iii) any other statutory or common law Claim under any state or federal law. Notwithstanding the foregoing, this paragraph shall not release Seragen from any obligation set forth in this Agreement, nor shall this paragraph be deemed to waive any rights you have to vested benefits pursuant to Seragen's stock option plans, Employee Stock Purchase Plan, 401(k) plan, and Seragen's medical, dental and life insurance programs.

     7. In consideration of the promises contained herein, and other good and valuable consideration, Seragen hereby releases and forever discharges you from any and all Claims (as defined in the prior paragraph), which Seragen had, now has, or may have in the future, relating in any manner to your service as an employee, officer or director of Seragen, so long as you were acting within the scope of your authority in the performance of such duties.

     Notwithstanding the foregoing, this paragraph shall not release you from any obligation set forth in this Letter Agreement.

     In accordance with the terms of Seragen's Certificate of Incorporation and By-Laws, Seragen hereby confirms that you will remain covered by the indemnification provisions thereof to the extent set forth therein, as well as by Seragen's Directors and Officers Liability Insurance, as in effect from time-to-time, to the extent set forth therein. This paragraph is not intended to create any indemnification rights or coverage rights under Seragen's Directors and Officers Liability Insurance that did not previously exist, but only to confirm that this Agreement is not intended to affect the rights you would otherwise have.

     8. Except as expressly provided for herein or in provisions of the Agreement which expressly survive the termination thereof, this Letter Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between Seragen and you. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The terms of this Letter Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

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     9. You hereby acknowledge that you have read this Letter Agreement carefully, that you have been afforded sufficient time to understand the terms and effects of this Letter Agreement, that you have been given the opportunity to consult with legal counsel, that you voluntarily are entering into and executing this Letter Agreement and that neither Seragen nor its agents or representatives have made any representations inconsistent with the terms and effects of this Letter Agreement.

     10. The parties acknowledge that you have been given a period of at least twenty-one (21) days to consider the terms of this Letter Agreement. In addition, should you accept the terms of this Letter Agreement by signing below, you may rescind your assent to this Letter Agreement if, within seven (7) days after the date you sign this Letter Agreement, you deliver to Mr. Reed Prior at Seragen, Inc., 97 South Street, Hopkinton, Massachusetts 01748, a written notice of recision. To be effective, such recision must be postmarked within the seven
(7) day period and sent by certified mail, return receipt requested, to Mr.
Prior.

     If the foregoing accurately sets forth our understanding, please so indicate by signing and returning the enclosed duplicate copy of this letter, whereupon it will take effect as a legally binding agreement under seal between us, governed in accordance with the laws of the Commonwealth of Massachusetts.

                                                 Very truly yours,

                                                 SERAGEN, INC.

                                                 By
                                                   ---------------------------
                                                   Reed R. Prior
                                                   Chairman and Chief
                                                   Executive Officer

Accepted and Agreed:



---------------------
George W. Masters


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